EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH
By
FMG Acquisition Corp.
of
Up to 3,320,762 Shares of Its Common Stock
At a Purchase Price of $8.05 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 29, 2008, UNLESS THE OFFER IS
EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 29, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by FMG Acquisition Corp., a Delaware corporation (“FMG”), to purchase up to 3,320,762 shares of its common stock, par value $0.0001 per share (the “shares”), at a purchase price of $8.05 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $26,732,134 upon the terms and subject to the conditions of the Offer.

This Offer is only open for shares. FMG also has outstanding warrants to acquire shares and units comprised of one share and one warrant to acquire a share. You may instruct us to tender shares on your behalf that are included in units, but to do so such shares must first be separated from the units prior to tendering such shares. See Section 3 of the Offer to Purchase.

On the terms and subject to the conditions of the Offer, FMG will pay for shares validly tendered and not validly withdrawn in the Offer. If the Offer is oversubscribed, tendered shares will be purchased on a pro rata basis, subject to conditional tenders and appropriate adjustments to avoid the purchase of fractional shares. Shares not purchased because of proration or conditional tenders will be returned at FMG’s expense to the stockholders who tendered such shares, promptly after the Expiration Date. FMG expressly reserves the right, in its sole discretion, to purchase additional shares as contemplated in the Offer to Purchase and subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

On the terms and subject to the conditions of the Offer, FMG will purchase properly tendered shares as follows:

(i)	First, on a pro rata basis from all stockholders who properly tender shares, subject to appropriate adjustments to avoid purchases of fractional shares and the conditional tender provisions described in Section 6 of the Offer to Purchase; and
(ii)	Second, if necessary to permit us to purchase up to the maximum number of shares subject to this Offer, we will purchase shares from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares (including all) or none be purchased if any of the holder’s shares are purchased pursuant to the Offer (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all their shares and not withdrawn such shares prior to the Expiration Date.

We are the holder of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

(1)	You may only tender your shares at a price of $8.05 per share, net to the seller in cash, without interest.
(2)	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.
(3)	The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain conditions described in Section 7 of the Offer to Purchase.
(4)	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, September 29, 2008, unless FMG extends the Offer.
(5)	The Offer is not conditioned on any minimum number of shares being tendered. However, the Offer is subject to certain other conditions. See Section 7 of the Offer to Purchase.
(6)	The Offer is for up to 3,320,762 shares, constituting approximately 70.2% of FMG’s outstanding shares issued in its initial public offering.
(7)	Tendering shareholders who are registered shareholders or who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.
(8)	If you wish to condition your tender upon the purchase of all shares tendered or upon FMG’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration. FMG’s purchase of shares from all tenders which are so conditioned, to the extent necessary, will be determined by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.
(9)	If your shares are held as part of FMG’s outstanding units, you must first instruct us to separate the units before the shares may be tendered.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer (including, if applicable, separation of the units). Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Monday, September 29, 2008, unless the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

FMG’s Board of Directors has approved the Offer. However, neither FMG, its Board of Directors, the Depositary or the Information Agent makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. Stockholders should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including FMG’s reasons for making the Offer. Each of FMG’s officers, directors, sponsor and special advisor has agreed not to tender any of their shares pursuant to the Offer.

INSTRUCTION FORM WITH RESPECT TO

OFFER TO PURCHASE FOR CASH
By
FMG Acquisition Corp.
of
Up to 3,320,762 Shares of Its Common Stock
At a Purchase Price of $8.05 Net per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 29, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by FMG Acquisition Corp., a Delaware corporation (“FMG”), to purchase up to 3,320,762 shares of its common stock, par value $0.0001 per share (the “shares”), at a price of $8.05 per share, net to the seller in cash, without interest, for an aggregate purchase price of up to $26,732,134.

The undersigned hereby instruct(s) you to tender to FMG the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

This Instructions Form will instruct you to tender to FMG the number of shares indicated below or, if no number is indicated below, all shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

☐	Please check if any or all of your shares being exercised are part of a unit (consisting of one share and one warrant). As the shares you are being instructed to tender pursuant to the Offer are held as part of a unit, please separate the unit and undertake all actions necessary to allow for the tender of the outstanding shares.

NUMBER OF SHARES TO BE TENDERED HEREBY:  SHARES(1)

(1)	Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

CONDITIONAL TENDER
(See Instruction 14 of the Letter of Transmittal)

A tendering stockholder may condition his, her or its tender of shares upon FMG’s purchasing a specified minimum number of shares tendered, as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each shareholder is urged to consult his or her own tax advisor before completing this section. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is shares.

If, because of proration, the minimum number of shares designated will not be purchased, FMG may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his, her or its shares and checked this box:

☐	The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Account Number:	Signature(s):
Print Name(s):
Address(es):
Area Code and Telephone Number:
Taxpayer Identification or Social Security Number:
Date: